Exhibit 10.5

Premiere Publishing Group, Inc

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CERTIFICATE OF DESIGNATIONS, RIGHTS AND PREFERENCES
OF THE CLASS C PREFERRED STOCK
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I, Omar Barrientos, Chief Executive Officer of Premiere Publishing Group, Inc, a Nevada corporation (hereinafter called the “Corporation”), pursuant to the provisions of General Corporation Law of the State of Nevada, hereby makes this Certificate of Designation under the corporate seal of the Corporation and hereby states and certifies that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors duly adopted the following resolutions:

RESOLVED, that there shall be a series of shares of the Corporation designated “Class D Redeemable Preferred Stock” (the “Class  D Redeemable Preferred”); that the number of shares of such series shall be One Hundred Thousand (100,000) and that the rights and preferences of such Class D Redeemable Preferred and the limitations or restrictions thereon, shall be as set forth herein;

The following shall be adopted and incorporated by reference into the foregoing resolutions as if fully set forth therein:

1. Number of Shares. The number of shares constituting the Class D Redeemable Preferred is hereby fixed at One Hundred Thousand (100,000).

2. Stated Capital. The amount to be represented in stated capital at all times for each share of Class D Redeemable Preferred shall be its par value of $.0001 per share (“Stated Capital”).

3. Voting. Except as otherwise required by law, holder of shares of Class D Redeemable Preferred shall vote together with the common stock as a single class. The holders of Class C Redeemable Preferred shall be entitled to receive all notices relating to voting as are required to be given to the holders of the Common Stock.  The holders of shares of Class D Preferred shall be entitled to Ten Thousand (10,000) votes per share.

4. Rank.  The Class D Redeemable Preferred Stock shall, with respect to rights on liquidation, rank equivalent to all classes of the common stock, $.001 par value per share ( the "Common Stock"), of the Corporation.

5. Dividends.  The holders of outstanding Class D Redeemable Preferred Stock shall be entitled to receive out of any assets legally available therefor cumulative dividends at the rate of eight percent (8%) per annum, based on the Stated Capital, accrued daily and payable on the Redemption Date, as defined below in preference and priority to any payment of any dividend on the Common Stock. Such dividends shall accrue on any given share from the day of original issuance of such share and shall accrue from day to day whether or not earned or declared.  Such dividend shall accrue from the original issuance of such share and shall accrue day to day whether or not earned or declared. Any dividend payable on a dividend payment date shall be paid in cash and in United States dollars.  Nothing contained herein shall be deemed to establish or require any payment or other charges in excess of the maximum permitted by applicable law.  In the event that any payment required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Corporation, the holder and thus refunded to the Corporation.

6. Mandatory Redemption.  The Class D Redeemable Preferred Stock shall be redeemed by the Corporation for 100% of the original purchase price plus the amount of cash dividends accrued on the earlier of: (x) six (6) months from the date of issuance; or (y) the date that the Corporation receives funding of over One Million Dollars ($1,000,000) from any source  (the “Redemption Date”).

7. Liquidation Preference.  In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Class D Redeemable Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any assets of the Corporation to the holders of the Common Stock, the amount of $.40 per share plus any and all accrued but unpaid dividends.

IN WITNESS WHEREOF, Premiere Publishing Group, Inc. has caused this certificate of designation to be signed by Omar Barrientos, its Chief Executive Officer on this 10th day of August, 2010.

Premiere Publishing Group, Inc

By:	/s/